                                                                    EXHIBIT 99.4



                     Safeway and Randall's Announce Merger

Pleasanton, Calif./Houston, Texas--July 23, 1999-- Safeway Inc. (NYSE:SWY) and Randall's Food Markets, Inc. jointly announced today they have signed a definitive merger agreement pursuant to which Safeway will acquire Randall's for total consideration of approximately $1.8 billion. Safeway will pay approximately $1.425 billion for the equity of Randall's, using approximately $855 million in cash and approximately 10.9 million shares of Safeway common stock, and will assume or repay approximately $375 million of Randall's debt.

The combined company will operate more than 1,645 stores in 19 states in the U.S. and in Western Canada, with pro forma 1999 estimated annual sales of approximately $30 billion. It will employ more than 183,000 people.

The acquisition will be accounted for as a purchase, and the cash portion is expected to be funded initially with a combination of bank debt, commercial paper, and public debt. It is expected to be cash accretive this year, to be neutral to Safeway's reported earnings in the first 12 months, and to be additive to earnings thereafter.

The transaction was unanimously approved by the directors of Randall's who are unaffiliated with Kohlberg Kravis Roberts & Co. (KKR) and by a special committee of Safeway's Board of Directors, consisting of three outside directors who are not affiliated with KKR. The independent directors of Randall's retained their own legal and financial advisors. An affiliate of KKR, which owns approximately 62 percent of the outstanding shares of Randall's, and members of the Onstead family, who own approximately 21 percent of Randall's outstanding shares, have agreed to vote their shares in favor of the merger.

"This transaction is a wonderful opportunity for Safeway to continue its growth strategy, and we are thrilled to be re-entering the fast growing Texas market with such a high quality operation," said Steve Burd, Chairman, President and CEO of Safeway. I have great respect for Randall Onstead, and welcome him to the Safeway management team. Under his leadership, Randall's has continued to improve its reputation as a high quality food retailer in Texas. The company has strong positions in its market areas, and a superb management team. We are very excited about the prospects for our combination."

"This is a great step for our companies, employees, and customers," said R. Randall Onstead, Jr., Chairman and Chief Executive Officer of Randalls. "Safeway has an established track record of successfully integrating operations to create value, and they share our philosophy of doing business. Given the consolidation driving the supermarket industry, and Randalls consistent excellent performance, we feel this transaction represents an exciting opportunity to continue to build our franchise in line with the history of quality and excellence that has always characterized our stores. As a member of the Safeway team we will have an even larger base of financial strength, buying power, best practices, and successful private brands from which to grow. Our customers will continue to see the Randalls and Tom Thumb banners on our stores and will benefit greatly from this new partnership. I could not be more pleased with this merger."

"Safeway and Randall's are an ideal match and we are delighted they will have the opportunity to work together as one organization," said James H. Greene, Jr., a KKR partner. "This is a strategic merger that extends Safeway's reach and gives Randall's the critical mass to build its business in an increasingly competitive environment. These are two of the finest companies in the supermarket industry, and we are proud to be associated with them."

The merger is conditioned on the approval of a majority of Randall's outstanding shares, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act, and other customary closing conditions. Safeway and Randalls plan to complete the transaction during the third quarter of this year.

Randall's Food Markets, Inc. a privately owned 116 store Texas-based supermarket chain with annual net sales of approximately $2.6 billion, operates 46 Randalls stores in the Houston area, 12 stores in Austin and 58 Tom Thumb stores in the Dallas/Ft. Worth area. The company employs more than 18,000 associates.

Safeway Inc. is one of the largest food and drug retailers in North America based on annual sales of over $27 billion. The company currently operates 1,529 stores in the United States and Canada, and currently has approximately 165,000 employees. In addition to contributions to food banks totaling $50 million over the last five years, the company is a national sponsor of the Easter Seal Society, and has raised over $60 million to help people with disabilities since 1986. The company is also a major supporter of education, contributing nearly $20 million to schools in its market areas annually. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to proforma sales, sources of financing and future earnings and are indicated by words or phrases such as "estimated", "expected" and similar words or phases. These statements are based on Safeway's current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary significantly from those included in or contemplated or implied by such statements. Please refer to Safeway's reports and filings with Securities and Exchange Commission for a further discussion of these risks and uncertainties.


Contact:

        Safeway Inc.
        Melissa Plaisance, 925/467-3136 (Analysts)
        Debra Lambert, 925/467-3267 (Media)
               or
        Randall's Food Markets, Inc.
        Mike Calbert, 713/268-3698  (Analysts)
        Kathy Lussier, 713/268-3652 (Media)
               or
        KKR
        Kekst and Company
        Ruth Pachman, 212/521-4891
        Josh Pekarsky, 212/521-4877